Contact:                Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings

CINCINNATI, Ohio – January 28, 2011 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the fourth fiscal quarter of 2010 of $214,000, or $0.03 per share compared with net earnings of $343,000, or $0.04 per share for the fourth fiscal quarter of 2009.  For the year ended December 31, 2010 net earnings totaled $2.0 million, or $0.23 per share compared with net earnings of $1.1 million, or $0.13 per share for 2009.

The earnings per share for the three and twelve months ended December 31, 2010 were based on weighted average shares outstanding of 8,731,230 and 8,731,904, respectively as compared with weighted average shares outstanding 8,690,554 and 8,691,554 for the comparable 2009 periods, respectively.

The $129,000 decrease in 2010 fourth quarter net earnings is due to a $319,000 increase in general, administrative and other expenses and an increase in the provision for losses on loans of $250,000, which was partially offset by an increase in other income of $321,000 and a  decrease in the provision for federal income taxes of $113,000.

For the year ended December 31, 2010, the Company’s increase in earnings generally reflected an increase of $852,000 in net interest income, a decrease of $303,000 in the provision for losses on loans and an increase of $510,000 in other income, which were partially offset by an increase in general, administrative and other expenses of $399,000 and an increase in the provision for federal income taxes of $389,000. The increase in general, administrative and other expenses during the comparative period is a result of legal and professional expenses incurred as a result of the merger agreement entered into on October 12, 2010 with First Franklin Corporation.  At December 31, 2010, the allowance for losses on loans was 18.1% of nonperforming assets and 0.55% of total loans compared with 22.8% of nonperforming assets and 0.41% of total loans at December 31, 2009.

At December 31, 2010, Cheviot Financial Corp. had consolidated total assets of $358.1 million, total liabilities of $288.7 million, including deposits of $257.9 million. Shareholders' equity totaled $69.4 million, or 19.4% of total assets.  At December 31, 2010, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.2%, 16.2% and 34.9%, respectively.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

# # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

		December 31,		December 31,
ASSETS		2010		2009

Cash and cash equivalents		$18,149		$11,283
Investment securities		97,440		66,515
Loans receivable		225,438		247,002
Other assets		17,042		17,116

Total assets		$358,069		$341,916

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits		$257,852		$235,904
Advances from the FHLB		27,300		33,672
Other liabilities		3,498		3,590

Total liabilities		288,650		273,166

Shareholders' equity		69,419		68,750

Total liabilities and shareholders' equity		$358,069		$341,916

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Total interest income	$3,597	$3,955	$15,438	$16,473
Total interest expense	1,066	1,430	4,698	6,585

Net interest income	2,531	2,525	10,740	9,888

Provision for losses on loans	300	50	550	853

Net interest income after provision for losses on loans	2,231	2,475	10,190	9,035

Other income	481	160	1,323	813
General, administrative and other expense	2,415	2,096	8,540	8,141

Earnings before federal income taxes	297	539	2,973	1,707

Federal income taxes	83	196	995	606

NET EARNINGS	$214	$343	$1,978	$1,101

Earnings per share - basic and diluted	$0.03	$0.04	$0.23	$0.13